Exhibit 21.1
Subsidiaries of RigNet, Inc.

Name	Jurisdiction
LandTel, Inc.	Delaware
LandTel Communications, L.L.C.	Louisiana
RigNet UK Limited	United Kingdom
RigNet Sdn. Bhd.	Malaysia
RigNet Pte Ltd	Singapore
RigNet Holdings Brazil Ltda.	Brazil
RigNet Serviços de Telecomunicações Brasil Ltda.	Brazil
PG Net AS	Norway
RigNet Services Nigeria Limited	Nigeria
RigNet Europe AS	Norway
RigNet AS	Norway
OilCamp Limited	United Kingdom
RigNet Australia Pty Ltd	Australia
RigNet Qatar W.L.L.	Qatar
RigNet SatCom, Inc.	Delaware
RigNet Worldwide, Inc.	Delaware
RigNet International, Inc.	Delaware